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                                                           Exhibit 99.(b)(10)(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Statements" in the Prospectus and "Experts" in the Statement of Additional Information and to the use of our reports dated March 18, 2005 with respect to the financial statements of Farm Bureau Life Annuity Account and February 4, 2005 with respect to the financial statements and schedules of Farm Bureau Life Insurance Company, in Post-Effective Amendment No. 5 to the Registration Statement (Form N-4 No. 333-87632) and related Prospectus of Farm Bureau Life Annuity Account (Nonparticipating Variable Annuity Contract) dated May 1, 2005.


                                                           /s/ Ernst & Young LLP

Des Moines, Iowa
April 26, 2005